Exhibit 10.1
EXECUTION VERSION
EMPLOYMENT AGREEMENT
          AGREEMENT between DORAL FINANCIAL CORPORATION, a corporation organized under the laws of the Commonwealth of Puerto Rico (together with its successors and assigns, the “Company”), and GLEN WAKEMAN (the “Executive”) dated as of May 23, 2006.
          WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to employ the Executive on the terms set forth herein;
          WHEREAS, the Executive has agreed to be employed by the Company on the terms set forth herein;
          WHEREAS, the Executive and the Company wish to set forth the terms and conditions of the Executive’s employment in this Agreement;
          NOW THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:
     1. Employment Period. Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and its affiliates, for the period commencing on the Commencement Date (as defined herein) and ending on the fourth anniversary of the Commencement Date; provided that the Executive’s employment by the Company will automatically be extended by twelve (12) additional months on the fourth anniversary of the Commencement Date and each annual anniversary thereafter unless either party provides written notice to the other party no less than one hundred and eighty (180) days prior to the date of any such scheduled extension of its or his intention not to extend the term of the Executive’s employment (the original employment term plus any extension thereof being referred to herein as the “Employment Period”). For purposes hereof, the Commencement Date means the date the Executive commences employment with the Company which in all events shall be no later than June 26, 2006. Notwithstanding the foregoing, the Employment Period shall end on the date on which the Executive’s employment is terminated by either party in accordance with the provisions of this Agreement.
     2. Position and Duties.
          (a) During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, with overall responsibility for the business and affairs of the Company (including hire and termination authority regarding employees and officers of the Company, to the fullest extent customary for a chief executive officer, consistent with the Company’s personnel policies, Certificate of Incorporation and By-Laws, including consultation with the Board regarding hiring and termination decisions involving officers), subject to the Board’s direction, and shall have such other duties and responsibilities as are commensurate with such positions. During the Employment Period, the Executive shall report directly to the Board and shall be a member of the Board, but shall not participate in any deliberations or determinations regarding his own compensation. Notwithstanding the foregoing, until the Company’s annual report for the fiscal year ending December 31, 2005 is filed, the Executive shall be President and Chief Operating Officer of the Company and shall not be a member of the Board. As soon as practicable following the filing of such annual report, the Executive shall be appointed President and Chief Executive Officer of the Company and a member of the Board.
          (b) The Executive’s principal work location, subject to travel on Company business, shall be the Company’s headquarters in Puerto Rico. Beginning no later than December 31, 2006, and at all times thereafter during the Employment Period, the primary place of residence of the Executive and his family shall be Puerto Rico.
          (c) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business attention and time to the business and affairs of the Company, and to use his best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive shall be entitled to engage in charitable and educational activities and to manage his personal and family investments, to the extent such activities are not competitive with the business of the Company or its affiliates and do not interfere in any way, in the reasonable judgment of the Board (or a committee thereof), with the performance of his duties for the Company and are otherwise consistent with the Company’s governance policies.
     3. Compensation.
          (a) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at a rate of $1,000,000, payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be prorated for 2006 and for any other partial year of employment during the Employment Period based upon the portion of the year that the Executive is employed by the Company. The Executive’s Annual Base Salary shall be subject to review for increase in the sole discretion of the Board (or a committee thereof). Annual Base Salary, however, shall not be subject to reduction without the Executive’s prior written consent.
          (b) Annual Bonus. With respect to each fiscal year completed during the Employment Period, the Executive shall have a target annual bonus opportunity equal to 150% of his Annual Base Salary (“Target Bonus”); provided that the maximum bonus payable for any fiscal year shall not exceed 200% of Target Bonus. The Board shall establish, in its sole discretion, the performance and payment conditions applicable to such annual bonuses. Notwithstanding the foregoing, (i) on or about the first anniversary of the Commencement Date, if the Executive is employed on such date, the Company shall make a cash payment to the Executive equal to $1.5 million minus the annual bonus payable (including any amounts deferred by the Executive) to the Executive in respect of fiscal year 2006 and (ii) on or about the second anniversary of the Commencement Date, if the Executive is employed on such date, the Company shall make a cash payment to the Executive in an amount equal to $1.5 million minus the annual bonus payable (including any amounts deferred by the Executive) in respect of fiscal year 2007.
          (c) Sign-On Equity Awards. Effective as of the Commencement Date, the Company shall grant the Executive 200,000 restricted stock units (the “Restricted Stock Unit Award”). Accrued dividends, if any, shall be deemed reinvested in restricted stock units which shall vest at the same time and on the same schedule as do the other restricted stock units. The Restricted Stock Unit Award shall vest and the restrictions shall lapse with respect to one-fourth of the Units on each of the first four (4) anniversaries of the Commencement Date (that is, 50,000 units, plus units attributable to related accrued dividends, if any, on each of the first, second, third and fourth anniversaries of the Commencement Date); provided that, except as otherwise provided in Section 5, the Executive is employed by the Company on each such vesting date. Upon vesting, Shares representing the vested units shall be delivered to the Executive, unless the Executive files a written election to defer such receipt within 30 days of the Commencement Date. Effective as of the Commencement Date, the Company shall grant the Executive a stock option (the “Option”) to purchase an aggregate of 400,000 shares of the Company’s common stock, par value $0.01 (the “Shares”). The Option shall have a term of ten years from the date of grant, subject to earlier expiration as provided herein. The per Share exercise price of the Shares underlying the Option shall be equal to the closing price of a Share on the New York Stock Exchange on the date of grant. The Option shall vest and become exercisable with respect to one-fourth of the Shares on each of the first four (4) anniversaries of the Commencement Date (that is, 100,000 shares on each the first, second, third and fourth anniversaries of the Commencement Date); provided that, except as otherwise provided in Section 5, the Executive is employed by the Company on each such vesting date. Except as otherwise provided in Section 5, any vested and outstanding portion of the Option shall remain exercisable for 90 days following any termination of employment (but in no event beyond the original term of the Option) and the unvested portion of the Restricted Stock Unit Award shall be forfeited as of the Date of Termination.
          (d) Long-Term Incentive Plans. During the Employment Period, the Executive shall be eligible to participate in the ongoing equity and other long-term awards and programs of the Company as determined in the sole discretion of the Board or a committee thereof.
          (e) SERP Replacement Award. As soon as reasonably practicable following the Commencement Date, but in no event more than 45 days following the Commencement Date, the Company shall deposit $6 million with an escrow agent mutually agreed upon by the parties (“Escrow Fund”). The parties agree that $375,000 (adjusted for investment results as set forth in the Escrow Trust Agreement described in Exhibit B attached hereto) in the escrow account shall be released to the Executive on each of the first sixteen quarterly anniversaries of the Commencement Date, with the first installment released three (3) months following the Commencement Date, and each subsequent installment released three (3) months after the immediately prior installment (each a “Release Date”); provided that the Executive is still employed by the Company on such Release Date. If the Executive ceases to be employed by the Company prior to any Release Date, the Company shall be entitled to the remaining funds (including any investment results) in the escrow account. Notwithstanding the foregoing, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Escrow Fund shall be released to the Executive immediately following the Date of Termination (as defined in Section 4(e) hereof). The Escrow Agent shall invest the Escrow Fund as directed by the Executive, subject to the consent of the Company which consent shall not be unreasonably withheld. The parties agree that, promptly following the execution of this Agreement, they shall negotiate in good faith the terms of an escrow agreement governing the terms of this arrangement consistent with Exhibit B attached hereto.
          (f) Other Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans, programs and arrangements (including, without limitation, life insurance, 401(k), and disability insurance, vacation and sick leave programs) and perquisite programs and arrangements, if any, in each case, on the same basis as generally provided to other similarly-situated executives of the Company. In all events, during the Employment Period, the Executive shall be entitled to 5 weeks of vacation per calendar year (pro-rated for any partial year of employment), a Company-provided car and driver, and reimbursement for reasonable expenses associated with one club membership in Puerto Rico.
          (g) Certain Expenses.
     (i) The Company shall reimburse the Executive for all appropriate business expenses in accordance with the terms of the Company’s policies and procedures in effect from time to time.
     (ii) The Company shall reimburse the Executive for the following relocation expenses: (i) cost of moving household goods from his current residence to Puerto Rico, (ii) cost of two (2) trips from Mexico City to Puerto Rico for the Executive and his family to find suitable housing and (iii) cost of temporary living expenses in Puerto Rico until the Executive finds suitable housing, but in no event longer than three (3) months.
     (iii) Subject to review of time entries and other documentation, the Company shall pay reasonable legal fees incurred by the Executive in connection with the negotiation and documentation of this Agreement (and the preceding term sheet) up to a maximum of $25,000.

     (iv) In the event the Executive is subject to federal, Puerto Rico, state or local tax on all or any portion of the Company’s reimbursement of relocation expenses and/or legal fees to the extent set forth in clauses (ii) and (iii) of this Section 3(g), the Company shall pay the Executive an additional amount equal to the amount of federal, Puerto Rico, state and local taxes the Executive is required to pay, after taking into account any deductions he is entitled to, with respect to the Company’s reimbursement for such costs and/or fees.
     4. Termination of Employment.
          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. In the event of the Executive’s Disability (as defined in Exhibit A attached hereto), the Company may provide the Executive with written notice in accordance with Section 12(c) of this Agreement of its intention to terminate the Executive’s employment due to Disability. In such event, the Executive’s employment with the Company shall terminate effective on the date the Company sends such notice to the Executive (the “Disability Commencement Date”); provided that the Executive’s employment hereunder shall immediately terminate on the first date the Executive incurs a Disability as defined in clause (i) of the definition of Disability set forth on Exhibit A.
          (b) With or Without Cause. The Executive is an employee at will and the Company may terminate the Executive’s employment either with or without Cause (as defined in Exhibit A attached hereto). For purposes of this Agreement, a termination “without Cause” shall mean a termination by the Company of the Executive’s employment other than due to Cause, death or Disability.
          (c) With or Without Good Reason. The Executive’s employment may be terminated by the Executive voluntarily with or without Good Reason (as defined in Exhibit A attached hereto).
          (d) Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than death) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if necessary, specifies the Date of Termination consistent with this Agreement (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
          (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be; provided that if the event giving rise to a termination for Cause is pursuant to clauses (i), (iv), (v) or (vi) of the definition of Cause, the date on which there is delivered to the Executive written notice of the requisite Board vote as set forth in the definition of “Cause” in Exhibit A, (ii) if the Executive’s employment is terminated by the Company without Cause, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (iii) if the Executive’s employment is terminated by the Executive for Good Reason, 30 days after the Company receives the Notice of Termination unless the Company has cured the alleged grounds for such termination within 30 days after such receipt or if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the Company receives the Notice of Termination, provided however, in either case the Company may accelerate the Date of Termination to an earlier date by providing the Executive notice of such action, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of the Executive’s death or the Disability Commencement Date, as the case may be.
          (f) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the Date of Termination, from any positions that the Executive holds with the Company and its affiliates, the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
     5 Obligations of the Company upon Termination of Employment.
          (a) Good Reason; Without Cause. If, during the Employment Period, the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason and provided Section 6(b) is not applicable, the Company shall have no further obligations to the Executive under this Agreement or otherwise other than to pay or provide to the Executive the following amounts and benefits (provided the Executive has executed, delivered to the Company and not revoked a general release of claims against the Company in a form satisfactory to the Company (the “Release”) and subject to Section 9(h) hereof):
     (i) an amount equal to the Executive’s unpaid Annual Base Salary for services through the Date of Termination;

     (ii) an amount equal to the sum of Annual Base Salary plus Target Bonus divided by 12, with such amount payable each month for 24 months following the Date of Termination;
     (iii) immediate vesting as of the Date of Termination of that portion of the Option (as defined in Section 3(c) hereof), if any, that would have vested if the Executive had been employed on the vesting date immediately following the Date of Termination, with continued exercisability of the outstanding and vested portion of the Option for twelve (12) months following the Date of Termination (but in no event beyond the original term of the Option);
     (iv) immediate vesting as of the Date of Termination of that portion of the Restricted Stock Unit Award (as defined in Section 3(c) hereof) that would have vested if the Executive had been employed on the vesting date immediately following the Date of Termination;
     (v) continued participation until the second anniversary of the Date of Termination in all Company medical and dental plans in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination (subject to offset as set forth in Section 8 hereof);
     (vi) as long as the Executive uses such services prior to the first anniversary of the Date of Termination, up to $20,000 in outplacement service; and
     (vii) payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangement or other agreements of the Company.
In addition, the Executive shall be entitled to the funds remaining, if any, in the Escrow Fund (adjusted for any returns or losses thereon) immediately following the Date of Termination.
          (b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall have no further obligations to the Executive or his legal representatives, as applicable, under this Agreement or otherwise other than for the payment of the amounts and provision of the benefits set forth below:
     (i) payment of Annual Base Salary through the end of the month in which the Executive’s Date of Termination occurs;

     (ii) full vesting as of the Date of Termination of the unvested portion of the Option (as defined in Section 3(c) hereof), with continued exercisability of the outstanding portion of the Option for twelve (12) months following the Date of Termination (but in no event beyond the end of the original term of the Option);
     (iii) full vesting of the Restricted Stock Unit Award (as defined in Section 3(c) hereof); and
     (iv) payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangement or other agreements of the Company.
In addition, the Company shall be entitled to the funds remaining, if any, in the Escrow Fund (adjusted for any returns or losses thereon) immediately following the Date of Termination; provided that in the event that the Executive’s employment is terminated due to his death, the Executive’s legal representatives shall be entitled to four (4) quarterly installments from the escrow account following his death, payable at such times and in such amounts as if the Executive’s employment with the Company had continued for one year following his death, in accordance with Section 3(e) hereof.
          (c) Cause or Voluntary Resignation Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for any reason other than Good Reason at any time during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement or otherwise other than for the payment of the amounts and provision of the benefits set forth below:
     (i) an amount equal to the Executive’s unpaid Annual Base Salary for services through the Date of Termination;
     (ii) for a voluntary resignation (without Good Reason), continued exercisability for 90 days following the Date of Termination for the portion of the Option, if any, that was vested and outstanding as of the Date of Termination (but in no event beyond the expiration of the original term of the Option);
     (iii) for a termination for Cause, forfeiture and cancellation of the Option (whether vested or unvested) as of the Date of Termination;
     (iv) forfeiture and cancellation of the unvested portion of the Option or the Restricted Stock Unit Award as of the Date of Termination; and

     (v) payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangement or other agreements of the Company.
In addition, the Company shall be entitled to the funds remaining, if any, in the Escrow Fund (adjusted for any returns or losses thereon) immediately following the Date of Termination.
     6. Change in Control Protections.
          (a) Upon the occurrence of a Change in Control (as defined in Exhibit A attached hereto), the Option (as defined in Section 3(c) hereof) shall immediately vest and become exercisable and the Restricted Stock Unit Award (as defined in Section 3(c) hereof) shall immediately vest and all restrictions thereon shall immediately lapse.
          (b) In the event during the Employment Period, the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in both cases upon or within two (2) years immediately following a Change in Control, the Company shall have no further obligations to the Executive under this Agreement or otherwise (including pursuant to Section 5(a) hereof) other than to pay or provide to the Executive the following amounts and benefits (provided he has executed and not revoked a Release (as defined in Section 5(a)) and subject to Section 9(h)):
     (i) an amount equal to the Executive’s unpaid Annual Base Salary for services through the Date of Termination;
     (ii) an amount equal to 3 times the sum of Annual Base Salary plus Target Bonus; payable in a lump sum no later than 30 days after the Date of Termination;
     (iii) immediate vesting as of the Date of Termination of that portion of any outstanding options and restricted stock units which would have vested if the Executive had been employed on the vesting date immediately following the Date of Termination, with continued exercisability of the outstanding and vested portion of any options for twelve (12) months following the Date of Termination (but in no event beyond the original term of the Option);
     (iv) continued participation until the third anniversary of the Date of Termination in all Company medical and dental coverages in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination (subject to offset as set forth in Section 8 hereof);

     (v) as long as the Executive uses such services prior to the first anniversary of the Date of Termination, up to $20,000 in outplacement services; and
     (vi) payment of other amounts, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangement or other agreements of the Company.
In addition, the Executive shall be entitled to the funds remaining, if any, in the Escrow Fund (adjusted for any returns or losses thereon) immediately following the Date of Termination.
     7. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding, it is determined that any payment, distribution, benefit or other entitlement provided by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) on or after the second anniversary of the Commencement Date (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties imposed with respect thereto (but excluding any tax, penalties or interest under Section 409A of the Code), are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For the avoidance of doubt, this Section 7 shall not become effective until the second anniversary of the Commencement Date and shall only apply if there is a Change in Control of the Company on or after such date. For purposes of this Section 7(a), “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm (as defined below in clause (b)) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing any cash payment, unless an alternative method of reduction is elected by the Executive and, in any event, shall be made in such a manner so as to maximize the value of all Payments actually made to the Executive. For purposes of this Section 7(a), “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm (as defined below in clause (b)) for purposes of determining whether and to what extent the Excise Tax will apply to such Payment, and “Safe Harbor Amount” means 2.99 times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code.
          (b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s auditors or such other nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company directly to the Internal Revenue Service within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, subject to the provisions of this Section 7. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the ninety (90) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,

     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order to effectively contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any attorneys’ fees and costs incurred by the Executive in connection therewith and any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment or suit for a refund.
          (d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly after his receipt pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty

(30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     8. No Duplication; No Mitigation. In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates. In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment except with respect to the continuation of benefits under Sections 5(a)(v) and Section 6(b)(iv), which shall terminate immediately upon obtaining comparable coverage from another employer.
     9. Restrictive Covenants.
          (a) Confidentiality. During the Employment Period and thereafter, other than in the ordinary course of performing his duties for the Company, the Executive agrees that he shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the course of his employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order him to divulge, disclose or make accessible such information. In the event the Executive is requested to disclose information as contemplated in the preceding sentence, the Executive agrees, unless otherwise prohibited by law, to use his best efforts to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of the Executive making such disclosure in order to permit the Company a reasonable opportunity to challenge such disclosure. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure by the Executive, or (ii) becomes known to the public through no wrongful disclosure by or act of the Executive or any representative of the Executive.
          (b) Property Rights. Whether during the Employment Period or thereafter, the Executive agrees to hereby sell, assign and transfer to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of his employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work he performs, or information he receives regarding the business of the Company, while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning any Rights, and upon request by the Company and without any further remuneration in any form to him by the

Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights. The Executive agrees that at the time of the termination of employment, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, he will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in his possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company or any of its affiliates, including any and all documents relating to the conduct of the business of the Company or any of its affiliates and any and all documents containing confidential or proprietary information of the customers of the Company or any of its affiliates, except for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination of the Executive’s employment and (y) any information necessary for the Executive to retain for his tax purposes.
          (c) Non-Competition. The Executive acknowledges that in his capacity in management the Executive has had or will have a great deal of exposure and access of the Company’s trade secrets and confidential and proprietary information. Therefore, during the Executive’s employment and for twelve (12) months following termination of such employment (whether during the Employment Period or thereafter) (the “Restricted Period”) to protect the Company’s trade secrets and other confidential and proprietary information, the Executive agrees that he shall not, other than in the ordinary course of performing his duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity. The Executive shall not be deemed to be in violation of this Section 9(c) by reason of the fact that he owns or acquires, solely as an investment, two percent (2%) or less of the outstanding equity securities (measured by value) of any publicly traded company. “Competitive Business” shall mean (x) the Executive’s participation in any unsolicited offer to purchase the stock or assets of the Company or its affiliates or (y) any financial institution with a substantial presence in the mortgage origination business in Puerto Rico. Notwithstanding the foregoing, if the Company provides the Executive with notice that it is not renewing the Employment Period in accordance with Section 1 hereof, the provisions of this Section 9(c) shall no longer be effective upon the expiration of the Employment Period.
          (d) Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of his employment with the Company, he has gained or may gain knowledge of such information concerning the Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that he would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if he were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. Accordingly, and subject to the immediately following sentence, the Executive agrees that, other than in the ordinary course of performing his duties for the Company, during the Restricted Period, the Executive will not, on behalf of himself or any other person or entity, directly or indirectly seek to encourage or induce any vendor or customer of the Company to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.
          (e) No Hire; Non-Solicitation. The Executive agrees that, during the Restricted Period (other than in the ordinary course of performing his duties for the Company), he will not, without the prior written consent of the Company, directly or indirectly, (i) hire any employee of the Company or any of its affiliates who is then an employee of the Company or such affiliate or was an employee during the prior six (6) month period, or (ii) solicit or encourage any such employee to leave the employ of the Company or such affiliate, as the case may be. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.
          (f) Public Comment. Following the Employment Period, the Executive shall not at any time (i) make any public derogatory comment concerning the Company or its affiliates or anyone whom the Executive knows to be a current or former director, officer, stockholder or employee of the Company or (ii) without the prior written consent of the Company, which consent shall not be unreasonably withheld, publish or produce any information or write any book, article, screenplay, teleplay or similar type of publication relating to the Company or its affiliates or anyone whom the Executive knows to be a current or former director, officer, stockholder or employee; provided that no such consent shall be necessary for an academic work relating to Executive’s employment with the Company. Following the Employment Period, the Company shall not at any time make any public derogatory comment concerning the Executive. Notwithstanding the foregoing, nothing in this Section 9(f) shall prohibit any person from (x) responding publicly to incorrect, disparaging or derogatory public statements about the Company or the Executive relating to his employment with the Company, (y) providing truthful testimony in any judicial or administrative matter, or (z) making truthful statements required by law, by any regulatory authority or organization, or in connection with any public filing required by the Securities and Exchange Commission or any other regulatory authority.
          (g) Blue Penciling. If any restrictions on competitive or other activities contained in this Section 9 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent him from obtaining gainful employment subsequent to the termination of his employment.
          (h) Remedies; Injunctive Relief.
     (i) The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 9 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.
     (ii) If at any time the Executive materially breaches any of the covenants in Section 9, then (x) the Company shall have the right to cease to pay or provide to the Executive any payment, benefit or entitlement due (or accrued) under this Agreement and (y) the Executive shall be required to repay to the Company the net after-tax amount (such after-tax amount to be determined after taking into account tax deductions, tax credits, and the like attributable to the repayment) of both any severance paid to the Executive under this Agreement and the amount of the Escrow Fund released to him under Section 5(a), such repayment to be made within 15 days after written notice from the Company to the Executive requesting such repayment; provided, however, that the amounts paid/payable to the Executive pursuant to Section 3(e) shall be subject to forfeiture/repayment only in the event that the Executive materially breaches one or more of the covenants set forth in Sections 9(c), (d), or (e)(ii) or knowingly breaches the covenant set forth in Section 9(e)(i).
     (iii) If at any time following the Restricted Period but prior to the second anniversary of the termination of the Executive’s employment, the Executive takes any action or engages in any conduct that would have constituted a material breach of Section 9(d) or 9(e) if it had occurred during the Restricted Period, then clauses (x) and (y) of Section 9(h)(ii) — as limited by the proviso to Section 9(h)(ii) — shall apply as if such material breach had occurred during the Restricted Period.
          (i) Survival. The provisions of this Section 9 shall remain in full force and effect until the expiration of the periods specified herein notwithstanding the earlier termination of the Executive’s employment hereunder or the expiration of the Employment Period. For purposes of this Section 9, “Company” shall mean the Company and any affiliate of the Company or any successor thereto.
     10. Mandatory Arbitration. Except to the extent necessary to enforce the provisions of Section 9 hereof in accordance with Section 9(g) or 9(h), the Executive (on behalf of himself and his beneficiaries) and the Company agree that any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, or the Executive’s employment with the Company or any affiliate, or any termination of such employment, shall be settled by confidential arbitration in Puerto Rico in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any award entered shall be final, binding and nonreviewable except on such limited grounds for review of arbitration awards as may be permitted by applicable law. Judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof.
     11. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.
     12. Miscellaneous.
          (a) The Executive represents and warrants that he has the free and unfettered right to enter into this Agreement and to perform his obligations under it and that he knows of no agreement between him and any other person, firm or organization, or any law or regulation, that would be violated by the performance of his obligations under this Agreement. The Executive agrees that he will not use or disclose any confidential or proprietary information of any prior employer in the course of performing his duties for the Company or any of its affiliates.
          (b) This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the Commonwealth of Puerto Rico, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. In the event of any conflict or inconsistency between the provisions of this Agreement and any other Company plan, program, policy or agreement, the provisions of this Agreement shall control.
          (c) All notices and other communications hereunder shall be in writing and shall be given by (i) when delivered personally (provided that a written acknowledgement of receipt is obtained), (ii) three (3) days after being sent by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), with any such notice duly addressed to the party concerned at the address indicated below:

If to the Executive:	At the most recent address
on file at the Company

If to the Company:	At the address of its principal
executive offices
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith.
          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (e) The Company may withhold from any amounts payable under this Agreement such federal, Puerto Rico, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A).
          (f) Following the Executive’s termination of employment for any reason (whether during or after the expiration of the Employment Period), upon reasonable request of the Company, the Executive shall cooperate with the Company or any of its affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to matters in which he was involved or had knowledge (or reasonably should have had knowledge) during his employment with the Company, subject to his reasonable personal and business schedules. The Company shall reimburse the Executive for all reasonable out-of-pocket travel and meal expenses associated with any cooperation provided hereunder.
          (g) No waiver shall be valid unless in writing signed by the party against whom the waiver is being enforced (that is, by the Executive or an authorized officer of the Company, as the case may be).
          (h) This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto (including, without limitation, the term sheet previously negotiated by the parties). In the event of any inconsistency between the provisions of this Agreement and the provisions of any other agreement or plan relating to the Option and/or Restricted Stock Unit Award, the provisions of this Agreement shall control. Any provision of this Agreement, to the extent necessary to carry out the intent of such provision, shall survive after the expiration of the Employment Period.
          (i) The Executive shall be entitled to indemnification in connection with any litigation or proceeding arising out of the Executive’s acting as President and Chief Executive Officer or as an employee, officer or director of the Company, to the fullest extent permitted under the Company’s charter and by-laws and by applicable law. In addition, the Executive shall, during the Employment Period and for ten (10) years thereafter, be entitled to liability insurance coverage pursuant to a Company-purchased directors’ and officers’ liability insurance policy on the same basis as other directors and officers of the Company to whom such coverage (if any) is then provided.
          (j) Notwithstanding any other provision of this Agreement or otherwise, the Company will make no payment pursuant to this Agreement or otherwise which would be prohibited by 12 USC Section 1828(k) or any implementing regulations thereunder.
          (k) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DORAL FINANCIAL CORPORATION

By:	/s/ John A. Ward

Name:	John A. Ward
Title:	Chairman of the Board and Chief
Executive Officer

/s/ Glen Wakeman

GLEN WAKEMAN

EXHIBIT A
          For all purposes of this Agreement, the following terms shall have the meanings set forth below:
          “affiliate” of a person or other entity shall mean a person or other entity controlled by, controlling or under common control with the person or other entity specified.
          “Disability” shall mean (i) the Executive becomes eligible for full benefits under a long-term disability policy provided by the Company or (ii) the Executive has been unable, due to physical or mental illness or incapacity, to substantially perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one-hundred eighty (180) days during any consecutive twelve (12)-month period.
          “Cause” shall mean:
          (i) the Executive’s act of fraud, misappropriation, or embezzlement with respect to the Company or any material affiliate;
          (ii) the Executive’s indictment for, conviction of, or plea of guilty or no contest to any felony (other than a minor traffic violation);
          (iii) the Executive’s admission of liability of, or a finding by a court or the applicable regulatory agency or body of liability for, the violation of any “Securities Laws” (but excluding any technical violations of any Securities Laws which are not criminal in nature) or the violation of any “Banking Laws” (but excluding any technical violations of any Banking Laws which are not criminal in nature); as used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and “Banking Laws” means any federal or state banking law, rule or regulation governing the Company or its affiliates;
          (iv) the Executive engages in conduct that constitutes willful gross neglect or willful misconduct, in either case, resulting in significant harm to the Company’s or its affiliates’ business or reputation;
          (v) the Executive’s intentional failure after reasonable prior written notice from the Company to comply with any valid and legal directive of the Board; or

          (vi) the Executive’s material breach of any covenant set forth in Section 9 of this Agreement.
          For purposes of this definition of “Cause,” an action or failure to act by the Executive shall not be considered “willful” if the Executive believed in good faith that his action or failure to act was in, or not opposed to, the best interests of the Company and its affiliates.
          Anything notwithstanding to the contrary, the Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (i), (iv), (v) or (vi) above, unless the Executive has been given written notice by the Board stating the basis for such termination and he is given fifteen (15) days to cure the neglect or conduct that is the basis of any such claim and, if he fails to cure such conduct, or such conduct cannot be cured, the Executive has an opportunity to be heard before the full Board and after such hearing, the Board gives the Executive written notice confirming that in the judgment of a majority of the members of the Board (other than the Executive, if applicable) “Cause” for terminating the Executive’s employment exists.
          “Good Reason” shall mean the occurrence of any of the following without the Executive’s written consent:
(i) a reduction in the Executive’s then current Annual Base Salary or target bonus opportunity;
(ii) failure to appoint Executive as President and Chief Executive Officer as soon as practicable following the date on which the Company’s annual report for the fiscal year ending December 31, 2005 is filed with the Securities and Exchange Commission;
(iii) following his appointment consistent with Section 2(a) of this Agreement as President and Chief Executive Officer of the Company, a material diminution in the Executive’s positions, duties or authorities as President and Chief Executive Officer of the Company, including, without limitation, removing him from such positions; provided, that Good Reason shall also exist if at any time following a Change in Control involving an entity of smaller or similar size to the Company (measured on the basis of assets), Executive is not the President and Chief Executive Officer of the ultimate parent entity resulting from such Change in Control;

(iv) following his appointment as a member of the Board consistent with Section 2(a) of this Agreement, failure to elect or reelect the Executive as a member of the Board;
(v) following his appointment as President and Chief Executive Officer of the Company consistent with Section 2(a) hereof, a change in reporting structure so that the Executive reports to someone other than the Board; or
(vi) the failure of any successor to all or substantially all of the Company’s assets to assume this Agreement, whether in writing or by operation of law.
          Anything notwithstanding to the contrary, the Executive may only terminate his employment for “Good Reason” upon thirty (30) days’ written notice to the Company (provided the Company does not cure the event or events giving rise to Good Reason prior to the expiration of such thirty (30)-day notice period).
          “Change in Control” will be deemed to have taken place if:
(i) any “person” (as such term is used in Sections 3(a)(9) and Section 13(d) of the Securities Exchange Act of 1934) other than the Company or any employee benefit plan of the Company or any of its subsidiaries, (x) becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of Company securities having more than 50% of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business) (“Voting Securities”) or (y) becomes the “beneficial owner” of Company of 25% or more of the Voting Securities of the Company and such person has the power to appoint or elect a majority of the members of the Board; or
(ii) persons who, as of the effective date of this Agreement constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the effective date of this Agreement shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50%

of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, the holders of all the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the surviving entity (or in the event each entity survives, the ultimate parent entity resulting from such transaction) (the “Surviving Entity”) entitled to vote generally in the election to elect directors of the Surviving Entity after such transactions.

EXHIBIT B
     1. The Escrow Trust Agreement shall be governed by the laws of the State of New York without regard to the conflict of law principles thereof and any disputes with respect to the Escrow Fund shall be subject to binding arbitration pursuant to an arbitration provision that is the same as the arbitration provision contained in Section 10 of the employment agreement between the Company and the Executive dated as of May 23, 2006 (the “Employment Agreement”). All notices in respect of the Escrow Fund shall be given in accordance with Section 12(c) of the Employment Agreement or a substantially identical provision in the Escrow Agreement.
     2. Escrow Fund
          (a) Automatic Release
(i)	Except as provided below, the Escrow Agent shall automatically release to the Executive the Escrow Fund as provided in Section 3(e) of the Employment Agreement.
          (b) The Company Claims
(i)	Certain Defined Terms:
(1)	“Company Escrow Claim Notice” shall mean a written notice by the Company setting forth the Company’s good faith reasons for making a claim against the Escrow Fund.

(2)	“Objection Period” shall mean the period commencing on the Business Day on which the Escrow Agent and the Executive or the Company, as applicable, received the Company Escrow Claim Notice or the Executive Escrow Claim Notice, as applicable, and ending on the day that is 45 calendar days thereafter (if such 45th day is not a business day then the Objection Period shall end on the business day following such 45th day).

(3)	“Executive Objection Notice” shall mean a notice given by the Executive disputing in good faith the Company’s right to make a claim against the Escrow Fund as described in the Company Escrow Claim Notice and the Executive’s good faith reasons for disputing such right.

(4)	“Joint Written Direction” shall mean a written direction, executed by the Executive and the Company, (a) directing the

Escrow Agent to release the Escrow Fund as set forth in such Joint Written Direction or (b) stating that the Company or the Executive, as applicable, is not entitled to the Escrow Fund in connection with the Company Escrow Claim Notice or the Executive Escrow Claim Notice, as applicable.
(5)	“Company Payment Certificate” shall mean a certificate from the Company certifying that the Company is entitled to the Escrow Fund pursuant to a final arbitration ruling conducted in accordance with the terms of the Employment Agreement and a copy of such ruling shall be included in such certificate.
(ii)	For the Company to make a claim against the Escrow Fund, the Company must, prior to the applicable “Release Date” (as defined in Section 3(e) of the Employment Agreement), transmit a copy of a Company Escrow Claim Notice to the Escrow Agent and the Executive. The Escrow Agent shall, within 10 days after receipt of the Company Escrow Claim Notice, deliver a second copy of such Notice to the Executive.

(iii)	If the Escrow Agent:
(1)	shall not, during the Objection Period, have received from the Executive an Executive Objection Notice; or

(2)	shall have received an Executive Objection Notice during the Objection Period and shall thereafter have received (x) a Joint Written Direction directing the Escrow Agent to release the Escrow Fund to the Company or (y) a Company Payment Certificate,
then the Escrow Agent shall release to the Company the Escrow Fund.
          (c) Executive Claims
(i)	Certain defined terms:
(1)	“Executive Escrow Claim Notice” shall mean a written notice by the Executive setting forth the Executive’s good faith reasons for making a claim against the Escrow Fund.

(2)	“Company Objection Notice” shall mean a notice given by the Company disputing in good faith the Executive’s right to make a claim against the Escrow Fund as described in the Executive Escrow Claim Notice and the Company’s good faith reasons for disputing such right.
(3)	“Executive Payment Certificate” shall mean a certificate from the Executive certifying that the Executive is entitled to the Escrow Fund pursuant to a final arbitration ruling conducted in accordance with the terms of the Employment Agreement and copy of such ruling shall be included in such certificate.
(ii)	For the Executive to make a claim against the Escrow Fund, the Executive must transmit a copy of an Executive Escrow Claim Notice to the Escrow Agent and the Company. The Escrow Agent shall, within 10 days after receipt of the Executive Escrow Claim Notice, deliver a second copy of such Notice to the Company.

(iii)	If the Escrow Agent:
(1)	shall not, during the Objection Period, have received from the Company a Company Objection Notice; or

(2)	shall have received a Company Objection Notice during the Objection Period and shall thereafter have received (x) a Joint Written Direction directing the Escrow Agent to release the Escrow Fund to the Executive or (y) an Executive Payment Certificate
then the Escrow Agent shall release to the Executive the Escrow Fund.
          (d) The funds deposited by the Company into the Escrow Fund shall be invested in 3 month U.S. Treasuries on a rolling basis (subject to change by the Executive, with the prior written consent of the Company, which consent shall not be unreasonably withheld).